Exhibit 5.1

May 6, 2026

Avalo Therapeutics, Inc.

2500 Liberty Ridge Drive, Suite 321

Wayne, Pennsylvania 19087

Re:     Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-292614) (as amended or supplemented, the “Registration Statement”) filed on January 8, 2026 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Avalo Therapeutics, Inc., a Delaware corporation (the “Company”), of up to $750,000,000 of any combination of securities of the types specified therein, which was declared effective by the Commission on January 20, 2026. Reference is made to our opinion letter dated January 8, 2026 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on May 6, 2026 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) up to 22,899,500 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,400,000 shares of Common Stock (such shares issuable upon exercise of the Pre-Funded Warrants, the “Pre-funded Warrant Shares”), including Common Shares purchasable by the underwriters upon their exercise of an option granted to the underwriters by the Company. The Common Shares and Pre-Funded Warrants are being sold to the underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law and, with respect to numbered paragraph 2 below, New York law.

Based on the foregoing, we are of the opinion that:

1.            The Common Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.            The Pre-Funded Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

Avalo Therapeutics, Inc.

May 6, 2026

3.            Assuming the Pre-Funded Warrant Shares were issued today in accordance with the terms of the Pre-Funded Warrants, they would be validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion(s) it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to this Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP